Exhibit 10.3

Execution Copy

AMENDMENT TO SEVERANCE AND NONSOLICITATION AGREEMENT

with DAVID L. FRY

THIS AMENDMENT (this “Amendment”), effective as of August 10, 2007, by and between WCI Communities, Inc., a Delaware corporation (the “Company”), and David L. Fry (the “Executive”), amends that certain Severance and Nonsolicitation Agreement, dated as of May 7, 2002, by and between the Company and the Executive, as heretofore amended (the “Severance Agreement”).

In consideration of the mutual covenants contained herein and the continued employment of the Executive by the Company, the parties agree as follows:

1. The Severance Agreement is hereby amended by deleting Section 1(c) thereof in its entirety and substituting therefor the following:

“‘Change in Control’ as used in this Agreement shall have the same meaning given such term in the 2004 Stock Incentive Plan of WCI Communities, Inc., or any successor to such plan that provides for the grant of equity awards to employees of the Company.”

2. The Severance Agreement is hereby amended by deleting Section 1(e) thereof in its entirety and substituting therefor the following:

“‘Good Reason’ means, following a Change in Control: (i) any material reduction in Executive’s salary below the level of Base Salary or (ii) any material adverse change in Executive’s duties, title or responsibilities; provided, however, that Good Reason shall not be deemed to have occurred unless Executive gives WCI thirty (30) days written notice, and within such thirty (30) day period, the Company does not restore Executive’s Base Salary or restore Executive to the prior position, in which event Good Reason shall be deemed to have occurred at the time of the giving of such written notice. Good Reason shall cease to exist for an event or condition described in clauses (i) or (ii) above on the 90th day following its occurrence, unless the Executive has given the Company written notice thereof prior to such date.”

3. The Severance Agreement is hereby amended by adding the following sentence immediately after the first sentence of Section 2(b) thereof:

“For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the right to receive such installments shall be treated as the right to receive a series of separate payments, as defined in Treas. Reg. Section 1.409A-2(b)(2)(iii).”

4. The Severance Agreement is hereby amended by deleting Section 13 thereof in its entirety and substituting therefor the following:

“13. Legal Fees and Expenses. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys’ fees. If the Executive is awarded the right to recover costs and expenses hereunder, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s rights pursuant to this Section 13 shall expire at the end of 20 years after the effective date of this Agreement and shall not be subject to liquidation or exchange for another benefit.”

5. The Severance Agreement is hereby amended by adding the following Section 19:

“19. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)	if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service; and

(b)	if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Executive’s death or the first day of the seventh month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final

409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.”

6. All other provisions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WCI COMMUNITIES, INC.

By:	/s/ Jerry L. Starkey
Jerry L. Starkey
Chief Executive Officer

EXECUTIVE

/s/ David L. Fry
David L. Fry